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                      December 7, 2021

       Xiaofeng Peng
       Chief Executive Officer
       SPI Energy Co., Ltd.
       #1128, 11/F, No. 52 Hung To Road
       Kwun Tong, Kowloon
       Hong Kong SAR, China

                                                        Re: SPI Energy Co.,
Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 29,
2021
                                                            File No. 001-37678

       Dear Mr. Peng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing